As filed with the Securities and Exchange Commission on February 8, 2019

Registration No. 333-46732

Registration No. 333-46826

Registration No. 333-85972

Registration No. 333-145191

Registration No. 333-161058

Registration No. 333-189289

Registration No. 333-204810

Registration No. 333-214380

Registration No. 333-224740

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-46732

FORM S-8 REGISTRATION STATEMENT NO. 333-46826

FORM S-8 REGISTRATION STATEMENT NO. 333-85972

FORM S-8 REGISTRATION STATEMENT NO. 333-145191

FORM S-8 REGISTRATION STATEMENT NO. 333-161058

FORM S-8 REGISTRATION STATEMENT NO. 333-189289

FORM S-8 REGISTRATION STATEMENT NO. 333-204810

FORM S-8 REGISTRATION STATEMENT NO. 333-214380

FORM S-8 REGISTRATION STATEMENT NO. 333-224740

UNDER

THE SECURITIES ACT OF 1933

The Dun & Bradstreet Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 JFK Parkway

Short Hills, NJ 07078

(973) 921-5500

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2000 Dun & Bradstreet Corporation Replacement Plan for Certain Directors Holding Dun & Bradstreet Corporation Equity-Based Awards

2000 Dun & Bradstreet Corporation Replacement Plan for Certain Employees Holding Dun & Bradstreet Corporation Equity-Based Awards

Profit Participation Plan of the Dun & Bradstreet Corporation

The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan

2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan

The Dun & Bradstreet Corporation 2009 Stock Incentive Plan

The Dun & Bradstreet Corporation 2015 Employee Stock Purchase Plan

The Dun & Bradstreet Corporation 2018 Non-Employee Directors Equity Incentive Plan

(Full title of the plan)

Colleen Haley

Secretary

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, NJ 07078

(973) 921-5500

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Kathleen M. Emberger

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

The Dun & Bradstreet Corporation, a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (the “Registration Statements”):

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Number of Registrant’s shares of common stock, par value $0.01 (the “Shares”) Originally Registered/Total Amount of Securities or Unsecured Deferred Compensation Obligations Originally Registered
333-46732	9/27/00	2000 Dun & Bradstreet Corporation Replacement Plan for Certain Directors Holding Dun & Bradstreet Corporation Equity-Based Awards; 2000 Dun & Bradstreet Corporation Replacement Plan for Certain Employees Holding Dun & Bradstreet Corporation Equity-Based Awards	9,325,400
333-46826	9/28/00	Profit Participation Plan of the Dun & Bradstreet Corporation	3,000,000
333-85972	4/09/02	The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan	$7,000,000
333-145191	8/7/07	2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan	700,000
333-161058	8/05/09	The Dun & Bradstreet Corporation 2009 Stock Incentive Plan	5,400,000
333-189289	6/13/13	The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan	$30,000,000
333-204810	6/09/15	The Dun & Bradstreet Corporation 2015 Employee Stock Purchase Plan	1,000,000
333-214380	11/02/16	The Dun & Bradstreet Corporation 2015 Employee Stock Purchase Plan	273,310
333-224740	5/08/18	The Dun & Bradstreet Corporation 2018 Non-Employee Directors Equity Incentive Plan; The Dun & Bradstreet 2009 Stock Incentive Plan	1,283,539

Pursuant to the Agreement and Plan of Merger, dated as of August 8, 2018, by and among the Registrant, Star Parent, L.P., a Delaware limited partnership (“Parent”) and Star Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company in the Merger as a wholly-owned subsidiary of Parent.. The Merger became effective on February 8, 2019. At the effective time of the Merger, the issued and outstanding Shares (other than shares owned by Parent, Merger Sub, the Registrant or any other direct or indirect wholly owned subsidiary of Parent or the Registrant, including treasury shares), were canceled and converted into the right to receive $145.00 in cash, without interest and subject to any applicable withholding taxes.

As a result of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statements. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all Shares, unsecured deferred compensation obligations and other securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey, on this day of February 8, 2019. No other person is required to sign this Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

The Dun & Bradstreet Corporation

By:	/s/ Colleen Haley
Secretary